UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

schedule 14A

(rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                           Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Feihe International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Feihe International, Inc.

(2)	Aggregate number of securities to which transaction applies:

11,617,166 shares of common stock, calculated as the sum of (A) 11,605,166 shares of common stock issued and outstanding as of May 20, 2013 subject to the transaction (consisting of 19,784,291 shares of common stock outstanding as of May 20, 2013 minus 8,179,125 shares of common stock held by Mr. You-Bin Leng, Mr. Sheng-Hui Liu and Mr. Hua Liu (collectively, the “Rollover Holders”)*), and (B) 12,000 shares of common stock underlying outstanding options as of May 20, 2013 (consisting of the 48,000 shares of common stock underlying outstanding options with an exercise price below $7.40 per share as of May 20, 2013 minus 36,000 shares of common stock underlying outstanding options held by the Rollover Holders*).

* Shares of common stock and options to purchase shares of common stock held by the Rollover Holders are all being contributed to Platinum Infant Formula Holding Limited immediately prior to the consummation of the merger and will be cancelled at the effective time of the merger for no consideration thereon.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $85,880,028.40. The maximum aggregate value of the transaction was calculated based upon the sum of (A) 11,605,166 shares of common stock issued and outstanding as of May 20, 2013 subject to the transaction (consisting of 19,784,291 shares of common stock outstanding as of May 20, 2013 minus the 8,179,125 shares of common stock held by the Rollover Holders) multiplied by $7.40 per share merger consideration, and (B) 12,000 shares of common stock underlying outstanding options as of May 20, 2013 (consisting of the 48,000 shares of common stock underlying outstanding options with an exercise price below $7.40 per share as of May 20, 2013 minus 36,000 shares of common stock underlying outstanding options held by the Rollover Holders) multiplied by $0.15 per share (which is the difference between the $7.40 per share merger consideration and the weighted average exercise price of such options of $7.25 per share). The filing fee equals the product of 0.00013640 multiplied by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction: $85,880,028.40

(5)	Total fee paid: $11,714.04

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

 June 6, 2013

Dear Shareholder:

Please find attached a supplement to the proxy statement previously sent to you in connection with the special meeting of shareholders of Feihe International, Inc. (the “Company”) to be held on June 26, 2013.

At the special meeting, you will be asked to consider and vote upon proposals to approve (i) the Agreement and Plan of Merger, dated March 3, 2013 (the “merger agreement”), by and among Diamond Infant Formula Holding Limited, a Cayman Islands exempted company (“Holdco”), Platinum Infant Formula Holding Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Parent”), Infant Formula Merger Sub Holding Inc., a Utah corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, providing for the merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “merger”); and (ii) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

If the merger is approved and completed, you will be entitled to receive $7.40 in cash for each share of the Company common stock that you own.

Your board of directors, by unanimous vote and after careful consideration, recommends that all shareholders vote “FOR” the proposal to approve the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

The merger must be approved by the affirmative vote by (i) shareholders holding at least a majority of the outstanding shares of Company common stock and (ii) shareholders (other than buyer group) holding at least a majority of the outstanding shares of the Company common stock other than the shares held by the buyer group. The approval of the adjournment of the special meeting requires the affirmative vote of the holders of at least of a majority of the shares of Company common stock present and entitled to vote at the special meeting as of the record date, whether or not a quorum is present.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Your vote is important to us and we need your support.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call Innisfree M&A Incorporated at 1-888-750-5834 (toll-free from the US and Canada) or 1-412-232-3651 (from other countries). Institutional holders and banks and brokers may call collect at 1-212-750-5833.

Thank you in advance for your support and for acting promptly.

Sincerely,	Sincerely,

/s/ David Dong	/s/ You-Bin Leng
David Dong Chairman of the Special Committee	You-Bin Leng Chairman and Chief Executive Officer

Date: June 6, 2013